Cohen Fund Audit Services, Ltd.	440.835.8500
800 Westpoint Pkwy., Suite 1100	440.835.1093 fax
Westlake, OH 44145-1524

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 30, 2011 on the financial statements of Becker Value Equity Fund, a series of the Unified Series Trust, as of October 31, 2011 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Becker Value Fund’s Registration Statement on Form N-IA.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 28, 2012

Registered with the Public Company Accounting Oversight Board